Exhibit 99.1

Atossa Genetics Announces First Quarter 2015 Financial Results

and Provides Company Update

Achieves Total Revenue for Q1 2015 of $1.9 Million

Conference Call to be Held Today at 4:30 pm Eastern Time

SEATTLE, May 13, 2015 -- Atossa Genetics Inc. (NASDAQ: ATOS) today announced first quarter 2015 financial results and provided an update on recent company developments.

Steve Quay, President and CEO, commented, “We have made tremendous progress towards achieving our 2015 objectives by launching the ForeCYTE Breast Aspirator in the European Union and the FullCYTE breast aspirator in the United States. We engaged key national distributors in the United States and are seeing very strong growth with our pharmacogenomics tests. We look forward to continued progress towards our other key 2015 objectives which are to begin clinical studies in a therapeutic using our devices and growing our revenue with our products and services.”

Recent Corporate Developments

Important recent corporate developments include the following:

•	Launched the ForeCYTE Breast Aspirator in the European Union

•	Launched the FullCYTE Breast Aspirator in the United States

•	Engaged two leading national distributors in the United States

•	Hired Biopharmaceutical industry veteran Cindy Atha as Vice President of Sales and Marketing

•	Secured In-Network Contract With Meridian Health Plan of Michigan

•	The College of American Pathologists certified our laboratory, The National Reference Laboratory for Breast Health Inc.

First Quarter 2015 Financial Results

Revenue for the three months March 31, 2015 totaled $1,873,268, consisting of mainly pharmacogenomics testing, compared to $24,124 revenue in the same period in 2014 from additional cash collections on NAF cytology tests. Total cost of revenue for the three months ended March 31, 2015 was $1,207,954 and consisted of costs relating to pharmacogenomics testing services, compared to $0 for the same period in 2014.

Gross profit for the three months ended March 31, 2015 was $665,314, attributable to pharmacogenomics testing, compared to $24,124 gross profit in the same period in 2014.

Total operating expenses were $3,949,190 for the three months ended March 31, 2015, consisting of general and administrative (G&A) expenses of $2,605,111, R&D expenses of $797,225, and selling expenses of $546,854 representing an increase of $1,514,141, or 62%, from $2,435,049 for the three months ended March 31, 2014, which consisted of G&A expenses of $1,774,708, R&D expenses of $422,503, and selling expenses of $237,838.

Conference Call Information

Management will host a conference call today, Wednesday, May 13, 2015 at 4:30 pm Eastern time to review financial results and corporate highlights. Following management's formal remarks, there will be a question and answer session. To listen to the call by phone, interested parties within the U.S. should call 1-866-652-5200 and International callers should call 1-412-317-6060. All callers should ask for the Atossa Genetics conference call. The conference call will also be available through a live webcast at www.atossagenetics.com. Details for the webcast may be found on the Company’s IR events page at http://ir.atossagenetics.com/ir-calendar.

A replay of the call will be available approximately one hour after the end of the call through June 14, 2015. The replay can be accessed via Atossa's website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international) or Canada Toll Free at 855-669-9658. The replay conference ID number is 10065375.

About Atossa Genetics

Atossa Genetics Inc. is focused on improving breast health through the development of laboratory services, medical devices and therapeutics. The laboratory services are being developed by its subsidiary, The National Reference Laboratory for Breast Health Inc. The laboratory services and the Company's medical devices are being developed so they can be used as companions to therapeutics to treat various breast health conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions by the FDA, the outcome or timing of regulatory approvals needed by Atossa to sell its products, responses to regulatory matters, Atossa's ability to achieve its objectives, continue to manufacture and sell its products, recalls of products, the safety and efficacy of Atossa's products and services, performance of distributors, whether Atossa can launch and commercialize in the United States and foreign markets the additional tests, devices and therapeutics in its pipeline in a timely and cost effective manner, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time. Atossa does not undertake any obligation to update any forward-looking statement.

Contact:

Atossa Genetics, Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

Kyle.Guse@atossagenetics.com

Investor Relations:

CorProminence LLC

Scott Gordon

President

516-222-2560

scottg@corprominence.com

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$9,728,369	$8,500,718
Accounts receivable, net	1,280,209	297,958
Prepaid expense	263,763	247,207
Inventory, net	94,628	39,788
Total current assets	11,366,969	9,085,671

Furniture and equipment, net	381,590	357,532
Intangible assets, net	1,877,755	1,920,645
Deferred financing costs	-	351,961
Other assets	176,551	48,193
Total assets	$13,802,865	$11,764,002

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$966,208	$594,357
Accrued expenses	1,117,932	444,861
Payroll liabilities	1,279,528	1,056,705
Short-term lease obligations	79,974	76,025
Other current liabilities	42,914	42,228
Total current liabilities	3,486,556	2,214,176

Deferred rent, net of current portion	7,227	2,483
Long-term lease obligations	25,230	49,216
Total liabilities	3,519,013	2,265,875

Commitments and contingencies

Stockholders' equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock - $.001 par value; 75,000,000 shares authorized, 27,217,257 and 24,564,058 shares issued and outstanding	27,217	24,564
Additional paid-in capital	48,766,466	44,648,103
Accumulated deficit	(38,509,831)	(35,174,540)
Total stockholders' equity	10,283,852	9,498,127

Total liabilities and stockholders' equity	$13,802,865	$11,764,002

ATOSSA GENETICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31 ,
	2015	2014
Revenue
Diagnostic testing services	$1,872,798	$24,124
Product sales	470	-
Total revenue	1,873,268	24,124

Cost of revenue
Diagnostic testing services	1,206,312	-
Product sales	1,642	-
Total cost of revenue	1,207,954	-
Gross profit	665,314	24,124
Selling expenses	546,854	237,838
Research and development expenses	797,225	422,503
General and administrative expenses	2,605,111	1,774,708
Total operating expenses	3,949,190	2,435,049
Operating loss	(3,283,876)	(2,410,925)
Interest income	279	143
Interest expense	1,784	749
Other losses	49,910	-
Loss before income taxes	(3,335,291)	(2,411,531)
Income taxes	-	-
Net loss	$(3,335,291)	$(2,411,531)
Loss per common share - basic and diluted	$(0.13)	$(0.10)
Weighted average shares outstanding, basic and diluted	24,916,867	24,419,060